Exhibit 10.1

January 31, 2003

Mr. Robert P. Nault

20 Pleasant Street

Sharon, MA 02067

Dear Bob:

I am pleased to confirm our offer of employment for the position of Vice President, General Counsel and Secretary. In this position, you will report directly to me. Your start date will be February 3, 2003. It has been agreed that you will work 32 hours per week with the option of working from home one day a week.

The starting base salary for the position is $160,000 annually, earned and payable at the semi-monthly rate of $6,666.67. You will be eligible to earn a management bonus equal to 25% of your base salary. Your bonus potential for 2003 will be prorated based on your date of hire.

You will be eligible to participate in ON Technology’s benefit programs, as outlined in the enclosed summary. In addition, you will be added to ON Technology’s Directors and Officers liability insurance policy. Finally, ON Technology will reimburse you for all customary and reasonable professional affiliation fees, including but not limited to, bar association fees.

At the next Board of Directors meeting, we will recommend that the Board of Directors approve a grant to you of an option to purchase 40,000 shares of ON Technology Corporation common stock. The exercise price of the options will be the closing price of ON Technology common stock on February 5, 2003, the day before the Board of Directors meeting. The options will be subject to the terms and conditions of ON Technology’s 2002 Employee and Consultant Stock Option Plan. The options will vest in accordance with the standard four-year vesting schedule, and will be exercisable for ten years from the date of grant.

Your current stock option agreement dated January 26, 2001 will be amended to provide that your right to exercise said options will expire one year from the termination of your employment.

If ON Technology or its successor terminates your employment for any reason other than for cause (as defined below), you will be entitled to a cash payment equal to any accrued or earned salary and benefits as of the date of termination, plus six months salary of your then current annual base salary and 50% of your total annual bonus potential. If ON Technology at any time determines in good faith that the General Counsel position requires 40 hours of work each week and you are not willing to commit to 40 hours, then you will receive severance according to ON Technology’s standard severance pay policy.

For purposes of this agreement, “cause” shall mean any of the following as determined by us in good faith, which determination shall be conclusive: (i) failure or habitual neglect by you in the performance of your duties; (ii) willful refusal or failure by you to comply with explicit, lawful directives of your supervisor, the Company or its officers and Board of Directors given in good faith; (iii) your conviction of a criminal felony; (iv) fraud or embezzlement by you involving the assets of the Company or other material misappropriation of the Company’s assets or funds; or (v) willful misconduct, illegal conduct or acts of bad faith by you with respect to the Company.

Robert P. Nault

January 31, 2003

You represent that you are not bound by any employment contracts, non-competition agreements, restrictive covenants or other restrictions preventing you from entering into this agreement or carrying out your responsibilities for the Company.

Enclosed is an Employment Eligibility Verification (Form I-9), which must be completed in order to comply with federal immigration law.

Bob, I am looking forward to your officially joining ON Technology. I believe you will strengthen our team substantially as well as play a key role in the continuation of our success. To indicate your acceptance of our offer, please return a signed copy of this letter along with the above referenced documents. In the meantime, if you have any questions, please do not hesitate to call me at (781) 487-3387.

Very truly yours,

Robert Doretti

Chairman, President & CEO

ON Technology Corporation

Agreed and Accepted this                      day of                             , 2003.

Robert P. Nault

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